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Exhibit 10.24

INTERIM CHIEF EXECUTIVE OFFICER AGREEMENT

This Agreement ("the Agreement") is entered into on 11/13/2002 (the "Effective Date") between Universal Access Holdings, Inc. ("Company") and Lance B. Boxer ("CEO").

1.    SERVICES; PLACE OF PERFORMANCE; TERM

    1.1    Scope of Services.    CEO will perform the services ("Services") described in the Task Orders executed by the parties and attached hereto as Exhibit A.

    1.2    Place of Performance.    CEO shall perform Services primarily at Company's affiliates' office in Chicago, Illinois and such other locations as CEO deems reasonable and appropriate. CEO may be required to travel on Company business during the Term at the Company's expense.

    1.3    Term.    Unless terminated earlier in accordance with this Agreement, the term of this Agreement shall be six months, beginning on the Effective Date (the "Term").

2.    PAYMENT

    2.1    Payment.    Company will pay CEO in the amounts and in accordance with the arrangements specified in each Task Order. CEO shall not be eligible for any other payments or benefits other than those specifically provided in the Task Order. First month's payment will be paid in advance.

    2.2    Invoicing.    Except as otherwise set forth in a Task Order, CEO will invoice the Company semi-monthly for the Services. Company will pay the amounts properly invoiced as soon as administratively possible, but in no event later than five (5) business days following Company's receipt of the invoice.

    2.3    Expenses.    Company will promptly reimburse CEO for all reasonable business expenses incurred by CEO in connection with the Services in accordance with Company's business expense reimbursement policy as it may exist from time to time subject to receipt by Company of proper documentation of the expenses.

3.    WARRANTIES

    3.1    CEO warrants that (a) he will perform the Services hereunder in a professional and workmanlike manner utilizing reasonable care, prudence and skill, and (b) CEO will be the only individual providing the Services hereunder to Company.

    3.2    Company's representative signing this Agreement is properly authorized to bind Company to all of the obligations contained in this Agreement and any attached Task Order.

4.    TERMINATION

    4.1    Termination by CEO.    CEO may terminate this Agreement for any reason, or no reason, upon thirty (30) days prior written notice to the Company, provided that this Agreement shall automatically terminate without notice upon (i) expiration of the Term, or (ii) CEO's death or disability. "Disability" shall mean that the CEO is no longer able to fully perform the Services in accord with this Agreement as determined by the Company's Board of Directors in good faith. In the event of a termination by CEO or the CEO's death or disability, Company will pay CEO for all Services rendered and reasonable expenses (to the extent such expenses would otherwise be reimbursable) incurred by CEO prior to the termination of the Agreement, and otherwise will have no further obligations hereunder.

    4.2    Termination by Company.    The Company may terminate this Agreement for any reason, or no reason, upon thirty (30) days prior written notice to the CEO. If Company terminates this Agreement for any reason whatsoever prior to the expiration of the Term, Company shall pay to CEO all payments which would have been due through the end of the thirty day notice period, shall pay CEO for all reasonable expenses incurred by CEO up to the date of such termination notice and the stock options which would have vested during the thirty day notice period shall vest immediately. If the Company hires a chief executive officer during the Term and terminates CEO, the Company shall pay to the CEO all payments which would have been due through the end of the thirty day notice period, shall pay CEO for all reasonable expenses incurred by CEO up to the date of such termination notice and the stock options which would have vested had the CEO remained engaged through the end of the Term shall vest immediately.

    4.3    Survival.    The terms of Sections 3 through 7 and Exhibit B will survive the termination or expiration of this Agreement for any reason to carry out their intended effect.

5.    INDEPENDENT CONTRACTOR RELATIONSHIP

    5.1    CEO will undertake the Services to be performed hereunder as an independent contractor. CEO will determine the manner and method of the performance of the Services, and Company's general right to direct the Services will not make CEO, or his agents, or personnel, the agents or employees of Company. The provision of Services under this Agreement will not result in any partnership, joint venture, or trust relationship between CEO and Company. As an independent contractor, CEO shall not participate in any employee benefit plan, program or policy, including vacation. Notwithstanding anything to the contrary herein, CEO will owe those duties of care and loyalty to the Company as would be owed by a person serving as a chief executive officer of a company organized under Delaware law.

    5.2    CEO recognizes and acknowledges that he is free from control or direction over the performance of his services, both under this Agreement and in fact.

6.    INTELLECTUAL PROPERTY; CONFIDENTIALITY

    6.1    The provisions of Exhibit B are hereby incorporated herein and made a part hereof.

    6.2    The parties have executed a confidentiality and non disclosure agreement on the Effective Date whose terms shall be incorporated herein and made a part hereof. To avoid doubt, the parties to such agreement are CEO and Company.

7.    GENERAL PROVISIONS

    7.1    Indemnification.    Company shall indemnify CEO to no lesser an extent than if CEO was an executive officer of Company and to the maximum extent permitted under Company's By-Laws. CEO shall be made a named insured on a commercially reasonable policy of directors and officers liability insurance, including employment practices liability insurance, which shall be satisfied by adding CEO to Company's existing policy if possible.

    7.2    Non-Solicitation.    During the Term of this Agreement, and for a period of one year thereafter, CEO will not, directly or indirectly, on behalf of himself or as a partner or as an officer, director, employee, agent, consultant or shareholder of any other entity or person, or as a trustee, fiduciary or other representative of any other person or entity, induce, or attempt to induce any employee of Company or its affiliates to leave the employ of Company or its affiliates, or in any way interfere with the relationship between any such employee and Company or its affiliates.

    7.3    Severability.    If any term or provision of this Agreement is found by a court of competent jurisdiction or by an arbitrator to be invalid, illegal or otherwise unenforceable, such finding will not affect the other terms or provisions of this Agreement or the whole of this Agreement, but such term or provision found to be invalid, illegal or otherwise unenforceable will be deemed modified or narrowed to the extent necessary to conform to the court's or arbitrator's ruling to render such term or provision enforceable, and the rights and obligations of the parties will be construed and enforced accordingly, preserving to the fullest extent permissible the intent and agreements of the parties set forth in this Agreement.

    7.4    Notices.    Any notice or other communication given pursuant to this Agreement must be in writing and will be effective when delivered personally to the party for whom intended, or when signed for by that person (or that person's authorized representative) if delivered by messenger or express courier service or by certified or registered United States mail, or five (5) days following deposit of the same into the United States mail, first class postage prepaid, provided that in each case other than personal delivery the notice is addressed and sent to such party at the address set forth above or when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day. The addresses and facsimile numbers for the parties are as listed on the signature page or as changed by ten (10) days advance written notice to the other party.

    7.5    Complete Agreement.    This Agreement including Task Orders executed hereunder (which are incorporated herein and made a part hereof) sets forth the entire understanding between the parties with respect to the performance of the Services and the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, arrangements, correspondence, requests for proposals, proposals, and communications, whether oral or written, with respect to the performance of the Services or the subject matter of this Agreement.

    7.6    Governing Law.    This Agreement will be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice-of-law rules that may otherwise require application of the laws of another jurisdiction and any action brought shall be in the federal or state courts of Cook County, Illinois.

    7.7    Legal and Equitable Remedies.    Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach of this Agreement by CEO.

    7.8    Assignment.    Neither this Agreement nor any interest herein nor any claim arising under or in connection with or relating to this Agreement may be assigned by CEO without Company's prior written consent, and any attempted assignment without such consent will be void. Company may not assign this Agreement without CEO's consent.

    7.9    Successors.    This Agreement will inure to the benefit of and will be binding upon the parties, their respective successors and permitted assignees and transferees, unless otherwise provided in this Agreement.

    7.10    Amendments.    The terms and conditions of this Agreement may not be amended, changed, modified, supplemented or waived without the signature of each party. No waiver of any breach, delay or default under this Agreement will constitute a waiver of any other or subsequent breach, delay or default hereunder, whether similar or not.

COMPANY		LANCE B. BOXER
By	/s/ ROLAND VAN DER MEER	/s/ LANCE B. BOXER
Name:	Roland Van der Meer
Title:	Board Member
Address:		Address:

Facsimile Number:		Facsimile Number:

EXHIBIT A

TASK ORDER

        Task Order under Interim CEO Agreement (the "Agreement") with Universal Access Holdings, Inc. dated 11/13/02.

Description of Services:

        Lance B Boxer will be named as the Interim CEO of Company reporting to the Board of Directors of Company and, except as specifically provided in the Agreement, shall have such duties and responsibilities as are normally associated with the position of Chief Executive Officer, including but not limited to signing as Chief Executive Officer all of the Company's filings with the Securities and Exchange Commission and such other duties and responsibilities as may be reasonably assigned by the Board of Directors of Company. In performing these services, CEO will owe those duties of care and loyalty to the Company as would be owed by a person serving as a chief executive officer of a company organized under Delaware law. These services shall be rendered on a substantially full-time basis. CEO shall be permitted to engage in outside activities which do not materially interfere or conflict with his responsibilities to Company. Company will use its best efforts to have CEO become a member of the Board of Directors.

Compensation:

        During the Term, CEO shall be paid a consulting fee of $55,000 per month (partial months, if any, to be pro rated based on the number of days engaged during such month over the number of days in any such month). First month's services will be paid in advance on the first day of services provided. Other than expense reimbursements, CEO shall not receive any additional compensation or benefits from Company or its affiliates.

        CEO shall be granted an option to purchase 500,000 shares of the Company's common stock pursuant to the Company's current plan. The right to exercise this option shall vest at the rate of 1/6th of such option at the end of each month of service, such that such right shall vest in full upon the date which is exactly six months after the Effective Date.

        CEO shall be granted an option to purchase 100,000 shares of the Company's common stock as a milestone-based "special grant". The right to exercise this option shall vest in full upon the earlier of the Company's attaining the following milestones, or sooner, at the discretion of the Company's Board of Directors: (a) CEO, or (b) Financial Plan. [LIST MILESTONES].

        All Options granted hereunder shall be granted as soon as practicable after the Effective Date at an exercise price per share of the fair market value on such grant date. After the right to exercise has vested, CEO will have      years thereafter within which to exercise any such vested option.

COMPANY		LANCE B. BOXER
By:	/s/ ROLAND VAN DER MEER	/s/ LANCE B. BOXER
Name:	Roland Van der Meer
Title:

EXHIBIT B

INTELLECTUAL PROPERTY

A.    No Use of Name or Trademarks.    Neither party will utilize the names or trademarks of the other in connection with any advertising, marketing or promotion of any kind without obtaining the other party's prior written consent.

B.    Company Work Product.    Company retains all right, title and interest in and to all software, programming documentation, technical ideas, concepts, know-how, inventions, discoveries, improvements, techniques, notes, models, writings, reports, formulas, specifications, memoranda, computer source code and documentation and other data and all related intellectual property rights, created, conceived and developed by Company prior to the commencement or during the pendancy of this Agreement (the "Company Prior Technology"). All right, title, and interest in and to all derivative works, enhancements, extensions and modifications of or related to Company Prior Technology or other products developed in whole or in part by Company, including without limitation all intellectual property rights therein (the "Company Developed Technology") shall be the sole property of Company whether developed by Company, CEO or any other party in performing the Services or otherwise.

C.    CEO Work Product.    CEO retains all right, title and interest in and to all software, programming documentation, technical ideas, concepts, know-how, inventions, discoveries, improvements, techniques, notes, models, writings, reports, formulas, specifications, memoranda, computer source code and documentation and other data and all related intellectual property rights, originated, developed or owned by CEO or his agents prior to the commencement of this Agreement (the "CEO Prior Technology"). All right, title, and interest in and to all derivative works, enhancements, extensions and modifications of or related to CEO Prior Technology developed in whole or in part by CEO, including without limitation all intellectual property rights therein (the "CEO Developed Technology") shall be the sole property of CEO. All ideas, know-how, techniques or other intellectual property rights originated or developed by CEO, excluding Company Prior Technology and Company Developed Technology, developed by CEO during the term of the Agreement for work not performed under this Agreement shall be the sole property of CEO. CEO will notify Company of any CEO Prior Technology or CEO Developed Technology which CEO uses in the performance of this Agreement.

D.    INVENTIONS AND DATA RIGHTS

  D.1    CEO agrees that all notes, models, writings, reports, formulas, specifications, memoranda, computer source code and documentation and other data prepared and/or produced by CEO in the performance of this Agreement and which are or which relate to Company Prior Technology or Company Developed Technology and all derivative works thereof are works made for hire and are assigned to and shall become the sole property of Company, including all rights therein of whatever kind or nature, and CEO and Company agree not to disclose same to any other person, firm or corporation. Upon termination of his work on the project, or upon the termination or expiration of this Agreement, CEO agrees to promptly deliver to Company all documents and other records that relate to the business activities of Company, and all other materials which belong to Company.

  D.2    CEO assigns to Company as its exclusive property, his entire right, title and interest in those inventions, innovations or ideas developed or conceived by him directly related to and during the term of CEO's work for the Company, which inventions, innovations or ideas are or relate to Company Prior Technology or Company Developed Technology, or result from work by CEO in the performance of this Agreement. All rights, title and interest in such inventions shall be vested in Company immediately upon such development or conception. CEO further agrees that, when requested, CEO will, at Company's expense, sign all papers, take all rightful oaths, and do all acts which may be necessary, desirable or convenient for securing and maintaining the patents, copyrights and legal protection for such inventions or innovations in any and all countries and for vesting title in Company, its successors, assigns, and legal representatives or nominees. The foregoing shall include, without limitation, any information, computer programs, software or other associated intangible property, network configuration, formulae, product, device, system, technique, drawing, program or process which is a trade secret. CEO agrees to fully cooperate with Company in protecting the value and secrecy of any such trade secret, and further agree to execute any and all documents Company deems necessary to document any such assignment to Company. CEO will appoint Company as CEO's attorney-in-fact to execute any documents Company may deem necessary that relate to any such trade secret or assignment thereof to Company.

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INTERIM CHIEF EXECUTIVE OFFICER AGREEMENT